TIMCO Aviation Services, Inc.

NEWS

Release:	October 12, 2005

Contact:	Roy T. Rimmer, Jr., Chairman & CEO James H. Tate, Executive Vice President, CAO and CFO (336) 668-4410
TIMCO AVIATION SERVICES, INC. ANNOUNCES CLOSING OF TENDER OFFER;
APPROVAL OF ACTIONS AT ANNUAL MEETING; AND INTENT TO COMMENCE
RIGHTS OFFERING IN THE NEAR FUTURE
Greensboro, North Carolina, October 12, 2005 — TIMCO Aviation Services, Inc. (OTCBB:TMAS) today announced the closing of its previously announced offer and consent solicitation to the holders of its 8% senior subordinated convertible PIK notes due 2006 (“Senior Notes”) and to the holders of its 8% junior subordinated convertible PIK notes due 2007 (“Junior Notes”, and collectively with the Senior Notes, the “Notes”). At the closing of the offer, the Company issued 162,500,267 shares of its authorized but unissued common stock to the holders of the Notes who tendered in the offer. Additionally, at the closing of the offer, the Company issued 60,559,862 shares of its authorized but unissued common stock to LJH Ltd., an entity controlled by the Company’s principal stockholder, in connection with LJH’s partial exercise of the LJH Warrant. After the closing of the offer: (i) the Company has 479,619,301 shares of common stock outstanding, (ii) Lacy Harber, the Company’s principal stockholder, owns approximately 43% of the outstanding common stock, and (iii) an aggregate of approximately $2.2 million of the Notes remain outstanding (all such remaining Notes will automatically convert into shares of common stock at their maturity).
As part of the offer and consent solicitation, the Company received consents representing a majority in aggregate principal amount of the outstanding Senior Notes. Accordingly, the proposed amendments to the indenture governing the Senior Notes have now become effective. As a result of such amendments, virtually all of the covenant protections contained in the indenture relating to the Senior Notes have been eliminated from the indenture. No such consent was sought from the holders of the outstanding Junior Notes, since the covenant protections relating to the Junior Notes were previously eliminated as a result of the Company’s January 2005 tender offer.
In addition, the Company announced that all of the proposals that were considered at the Company’s 2005 Annual Meeting of Stockholders, which was held on October 7, 2005, were overwhelmingly approved by the Company’s stockholders, including proposals to effect a one-new-share-for-40-old-shares reverse split (which reverse stock split will become effective upon completion of the Company’s proposed rights offering) and to approve the Company’s proposed rights offering and the use by LJH of amounts due to it from the Company under a promissory note to purchase shares in the rights offering.
Finally, the Company announced that it intends to set a record date and commence its previously announced rights offering as soon as the SEC declares the registration statement relating to the rights offering effective. In the rights offering, the Company will issue to each of its stockholders, as of the record date, the right to purchase 1.5 new shares of its post-reverse split common stock for each post-reverse split share of common stock owned by such stockholder as of the record date for a subscription price of $4.80 per share ($0.12 per pre-reverse split share). The Company reserves the right to cancel the rights offering at any time prior to the expiration of the rights offering for any reason. There can be no assurance that the rights offering will be completed.

TIMCO AVIATION SERVICES, INC. ANNOUNCES CLOSING OF TENDER OFFER;
APPROVAL OF ACTIONS AT ANNUAL MEETING; AND INTENT TO COMMENCE
RIGHTS OFFERING IN THE NEAR FUTURE

A registration statement relating to the securities to be issued in the rights offering has been filed with the SEC but has not yet become effective. The securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release is not an offer to sell or the solicitation of an offer to buy with respect to the rights offering and the transactions contemplated in connection with the rights offering nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Such offer can only be made pursuant to an effective registration statement. The registration statement will be made available to the Company’s stockholders at no expense to them and is also be available at no charge at the SEC’s website at www.sec.gov. The registration statement contains important information that should be read carefully before any decision is made with respect to the rights offering.
TIMCO Aviation Services, Inc. is among the world’s largest providers of aviation maintenance, repair and overhaul (MRO) services for major commercial airlines, regional air carriers, aircraft leasing companies, government and military units and air cargo carriers. The Company currently operates four MRO businesses: Triad International Maintenance Corporation (known as TIMCO), which, with its four active locations (Greensboro, NC; Macon, GA; Lake City, FL and Goodyear, AZ), is one of the largest independent providers of heavy aircraft maintenance services in the world and also provides aircraft storage and line maintenance services; Brice Manufacturing, which specializes in the manufacture and sale of new aircraft seats and aftermarket parts and in the refurbishment of aircraft interior components; TIMCO Engineered Systems, which provides engineering services both to our MRO operations and our customers; and TIMCO Engine Center, which refurbishes JT8D engines and performs on-wing repairs for both JT8D and CFM-56 series engines. Visit TIMCO online at www.timco.aero.
This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those identified in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, could adversely affect the Company’s ability to obtain these results. Copies of the Company’s filings with the U.S. Securities and Exchange Commission are available from the SEC or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.